                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number     33-25227
                                                  --------

                       Black Cat Entertainment Corporation

             (Exact name of registrant as specified in its charter)

c/o Law Offices of Gary l. Blum, 3278 Wilshire Blvd., Suite 603, Los Angeles, CA
                              90010 (213) 381-7450

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value

            (Title of each class of securities covered by this Form)

                                      None

    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please  place an X in the box(es) to designate the appropriate rule provision(s)
relied  upon  to  terminate  or  suspend  the  duty  to  file  reports:

         Rule  12g-4(a)(1)(i)  [ ]            Rule  12h-3(b)(1)(i)  [ ]
         Rule  12g-4(a)(1)(ii) [ ]            Rule  12h-3(b)(1)(ii) [ ]
         Rule  12g-4(a)(2)(i)  [ ]            Rule  12h-3(b)(2)(i)  [ ]
         Rule  12g-4(a)(2)(ii) [ ]            Rule  12h-3(b)(2)(ii) [ ]
                                              Rule  15d-6           [x]

Approximate  number of holders of record as of the certification or notice date:
234

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Concord
Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       Black  Cat  Entertainment  Corporation
                                       --------------------------------------

Date:  June  9,  2005                  /s/  Ely  J.  Mandell
                                            ----------------
                                            Ely  J.  Mandell
                                            President  and
                                            Chief  Executive  Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.